UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event report): October 24, 2008

Constellation Energy Partners LLC

(Exact name of registrant as specified in its charter)

Delaware	001-33147	11-3742489
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

100 Constellation Way
Baltimore, MD	21202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (410) 468-3500

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

As previously disclosed on July 23, 2008, Constellation Energy Partners LLC (the “Company”) was involved in an arbitration proceeding regarding the calculation of payments due to Torch Energy Royalty Trust (the “Trust”), the holder of a non-operating net profits interest (the “NPI”) that burdens the majority of the Company’s properties located in the Robinson’s Bend Field in Alabama’s Black Warrior Basin. In January 2008, the Trust voted to terminate the Trust and authorized the trustee to wind up, liquidate and distribute the assets held by the Trust under the terms of the trust agreement. In connection with the termination of the Trust, a gas purchase contract that had been executed in connection with the formation of the Trust was also terminated. The payments due under the NPI had been calculated using a sharing arrangement contained in the gas purchase contract. The arbitration proceedings were initiated by the Company, along with other claimants who own working interests that are similarly subject to net profit interests (the “Other NPIs”) that are also based on the gas purchase contract, seeking a declaratory judgment that the NPI payments would continue to be calculated using the sharing arrangement under the gas purchase contract even though the Trust and the gas purchase contract had been terminated. On July 18, 2008, the arbitration panel issued its final award (the “Final Award”) in which the panel found and concluded, among other things, that:

•	the termination of the gas purchase contract did not alter or affect its incorporation by reference into the conveyances that created the NPI and Other NPIs;
•	the sharing arrangement and other pricing terms of the gas purchase contract continue to burden the NPI and Other NPIs and will do so for the lives of the NPI and Other NPIs; and
•	specifically, the sharing arrangement and other pricing terms of the gas purchase contract will continue to control the amount owed to the holder of the NPI and Other NPIs.

On October 24, 2008, Constellation Energy Partners LLC issued a press release announcing that a lawsuit was filed in Texas state court seeking to vacate the Final Award. The lawsuit was filed by the trustee of the Trust (the “Trustee”) and the largest holder of trust units, Trust Venture Company, LLC (“Trust Venture”). In the complaint, the Trustee and Trust Venture assert that the arbitration panel exceeded its authority and manifestly disregarded the law in issuing its Final Award. The complaint asserts many of the same arguments that the Trustee and Trust Venture asserted during the arbitration proceedings that were rejected by the arbitration panel. The Company believes that these claims are without merit and intends to vigorously defend itself in the lawsuit.

In connection with this new litigation, the Company has suspended all quarterly cash contributions with respect to the Company’s Class D interests, beginning with the special quarterly cash distributions for the three months ended September 30, 2008 and including the previously announced one-time special cash distribution in the amount of $666,666.66 which represents the distributions that were suspended for the quarterly periods ended March 31 and June 30, 2008. The suspension of these quarterly cash distributions will extend until this litigation is finally resolved. The remaining undistributed amount of the Class D interests is $6.7 million.

A copy of the Company’s press release is filed as Exhibit 99.1 hereto and is incorporated by reference into this Item 8.01 Other Events.

The Company has made certain statements in this Current Report on Form 8-K, and the press release filed herewith, that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These forward-looking statements are largely based on the Company’s expectations, which reflect estimates and assumptions made by the Company’s management. These estimates and assumptions reflect the Company’s best judgment based on currently known market conditions and other factors. Although the Company believes such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond the Company’s control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this Current Report on Form 8-K, and the press release filed herewith, are not guarantees of future performance, and the Company cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the “Risk Factors” section in the Company’s Securities and Exchange Commission filings and elsewhere in those filings. All forward-looking statements speak only as of the date of this Current Report on Form 8-K and the press release filed herewith. The Company does not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Press Release dated October 24, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSTELLATION ENERGY PARTNERS LLC

Date: October 24, 2008	By:	/s/ Charles Ward
Charles Ward Chief Financial Officer